UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2024

IDEANOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35561	20-1778374
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

114 Broadway, Suite 5116
New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

212-206-1216
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	IDEX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Standby Equity Purchase Agreement

On January 10, 2024 (the “Effective Date), Ideanomics, Inc., a Nevada corporation (“the Company”), entered into a standby equity purchase agreement (the “SEPA) with YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“YA II”). Pursuant to the SEPA, subject to certain conditions, the Company shall have the option, but not the obligation, to sell to YA II, and YA II shall purchase, an aggregate amount of up to 2,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at the Company’s request any time during the commitment period commencing on the Effective Date and expiring upon the earlier of (i) the first day of the month next following the 24-month anniversary of the Effective Date or (ii) the date on which YA II shall have made payment of Advances (as defined below) for Common Stock equal to 2,500,000 shares.

Each advance (each, an “Advance”) the Company requests (notice of such request, an “Advance Notice”) shall not exceed an amount equal to 100% of the daily trading volume of the five trading days immediately preceding an Advance Notice, unless, subject to certain other limitations, both the Company and YA II mutually agree to an increased amount. The shares will be purchased at a purchase price equal to the lowest of the daily VWAPs of the Common Stock during the three consecutive trading days commencing on the date of the Advance Notice (the “Pricing Period”), multiplied by 94%.

Pursuant to the SEPA, the Company is required to register all shares which YA II may acquire. The Company agreed to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement registering all of the shares of common stock that are to be offered and sold to YA II pursuant to the SEPA. The Company is required to have a Registration Statement declared effective by the SEC before it can raise any funds using the SEPA.

When providing an Advance Notice, the Company may indicate on such Advance Notice a minimum acceptable price (“MAP”). If no MAP is specified, then there will not be a MAP in effect in connection with the Advance. Each trading day during a Pricing Period for which (A) with respect to each Advance Notice with a MAP, the VWAP of the Common Stock is below the MAP in effect with respect to such Advance Notice, or (B) there is no VWAP (each such day, an “Excluded Day”), shall result in an automatic reduction to the number of Advance Shares set forth in such Advance Notice by one third (the resulting amount of each Advance being the “Adjusted Advance Amount”), and each Excluded Day shall be excluded from the Pricing Period for purposes of determining the market price.

The total Advance Shares in respect of each Advance with any Excluded Day(s) (after reductions have been made to arrive at the Adjusted Advance Amount) shall be automatically increased by such number of Common Stock (the “Additional Shares”) equal to the greater of (a) the number of Common Stock sold by YA II on such Excluded Day(s), if any, or (b) such number of Common Stock elected to be subscribed for by YA II, and the subscription price per share for each Additional Share shall be equal to the MAP in effect with respect to such Advance Notice (without any further discount), provided that the increase will not cause the total Advance Shares to exceed the amount set forth in the original Advance Notice or any limitations provided in the SEPA.

Any purchase under an Advance will be subject to certain limitations, including that YA II will not purchase or acquire any shares that would result in it and its affiliates beneficially owning more than 4.99% of the then outstanding voting power or number Common Stock that, aggregated with shares issued under all other earlier Advances, would exceed 19.99% of the Common Stock outstanding on the date of the SEPA, unless Company shareholder approval was obtained allowing for issuances in excess of such amount (the “Exchange Cap”) or the average price of all applicable sales of Common Stock thereunder (including any sales covered by an Advance Notice that had been delivered prior to the determination of whether this clause applies) equals or exceed $1.97 per share (which represents the lower of (i) the official closing price immediately preceding the Effective Date; or (ii) the average official closing price for the five trading days immediately preceding the Effective Date). In connection with each Advance Notice, any portion of an Advance that would exceed the Exchange Cap will automatically be withdrawn with no further action required by the Company and such Advance Notice will be deemed automatically modified to reduce the aggregate amount of the requested Advance by an amount equal to such withdrawn portion in respect of each Advance Notice. No Advance shall exceed the amount of Common Stock registered under a registration statement then in effect, which the Company will need to file, or the Exchange Cap.

In connection with the execution of the SEPA, the Company paid a structuring fee (in cash) to YA II in the amount of $350,000 (the “Commitment Fee”) . So long as any portion of the Commitment Fee remains outstanding, 25% of the proceeds to be received by the Company in connection with the submission of any Advance Notice shall be applied to the outstanding balance of the Commitment Fee with the remaining 75% of such proceeds to be remitted to the Company; provided, however, that if after four (4) months from the Effective Date any portion of the Commitment Fee remains outstanding, then all of the proceeds to be received by the Company in connection with the submission of any Advance Notice shall be applied to the balance of the Commitment Fee until paid in full.

Securities Purchase Agreement

As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, our business component, US Hybrid Corporation ("US Hybrid"), met the criteria for classification as discontinued operations and was no longer presented as continuing operations.

On November 7, 2023, the Company received a deposit of $0.5 million earnest payment to enter into exclusive discussions for the sale of US Hybrid; with a second $0.65 million earnest payment received on November 30, 2023. On January 12, 2024, the Company concluded the sale of US Hybrid for $5.0 million through a share purchase agreement, dated December 22, 2023 , ("SPA") by and between the Company and J.P.L Holding Company (“JPL”).

Pursuant to the SPA, JPL agreed to purchase all the issued and outstanding shares of US Hybrid from the Company at a net purchase price of $5,000,000. On January 12, 2024, date of Closing, JPL delivered $3,850,000 to YA II PN, Ltd and the Company delivered to JPL the shares of US Hybrid along with the resignations of the directors and officers of US Hybrid along with YA II’s release of its senior secured interests in US Hybrid.

The foregoing descriptions of the SEPA and the SPA are not complete and are qualified in their entirety by reference to the full texts of the SEPA and SPA, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Share Sale Agreement

In the second quarter of 2023, the Company decided to wind down Tree Technology SDN BHD business. Accordingly the Company recorded employee termination cost of $0.4 million related to Tree Technology wind-down as of September 30, 2023. As of September 30, 2023 Tree Technology had completed all expected run-off activities and consequently was classified as a discontinued operation. For further details, please refer to Note 1 in the unaudited condensed consolidated financial statements previous filed by the Company in its Quarterly Report filed on November 21, 2023.

As part and end of the Tree Technology wind down process, on January 2, 2024, the Company and TIZA GLOBAL SDN BHD, a company incorporated in Malaysia, executed a Share Sale Agreement (“SSA”) for the approximately 65.50% shares of Tree Technology, representing the entirely of the Company’s holdings in Tree Technology. On January 12, 2024, the earnest deposit of approximately $400,000 minus taxes, fees, and costs was received by YA II PN, LTD in the amount of $98,174.56 in accordance to 4.2.1 of the SSA. Remainder of the SSA Consideration is expected to be paid by the Company in accordance to the SSA in late January or February of 2024.

The foregoing descriptions of the SSA are not complete and are qualified in their entirety by reference to the full texts of the SEPA and SPA, which are filed as Exhibits 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

EMC

As of January 12, 2024, Ideanomics is continuing in conversations with multiple parties regarding divesting its majority ownership interests in Energica Motor Company, SpA. Those conversations includes an offer, contingent on obtaining financing, from the founders of Energica who retain a minority ownership in the Modena, Italy-based electric motorcycle manufacturer.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description
10.1*	Standby Equity Purchase Agreement, dated as of January 10, 2024, by and between Ideanomics, Inc. and YA II PN, Ltd. Amended January 12, 2024 and attached.
10.2*	Share Purchase Agreement, dated as of December 22,2023, by and between Ideanomics, Inc and J.P.L. Holding Company, Ltd.
10.3*	Share Sale Agreement, executed on January 2, 2024, by and between Ideanomics, Inc and Tiza Global Sdn. Bhd.
104	Cover page Interactive Data File (embedded within the Inline XBRL document).
__________________
*    Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEANOMICS, INC.

	By:	/s/ Alfred P. Poor
Date: January 16, 2024	Name: Alfred P. Poor
Title: Chief Executive Officer